SAFEGUARD SCIENTIFICS, INC.

                   Exhibit 11 - CALCULATION OF PER SHARE EARNINGS

                            (000 omitted) except shares


                                      Three Months Ended          Six Months Ended
                                           June 30                    June 30

                                      1994          1993         1994         1993
Primary earnings per common share

Net earnings                           $3,808       $2,842       $7,091       $6,178
Adjustment   (1)                         (157)        (173)        (313)        (282)
                                       $3,651       $2,669       $6,778       $5,896

Average common shares outstanding       4,723        5,064        4,702        5,048

Average common share equivalents          205           78          209          100


Average number of common shares and
 common share equivalents outstanding   4,928        5,142        4,911        5,148


Primary earnings per common share        $.74         $.52        $1.38        $1.15


  Fully diluted earnings
    per common share

     Net earnings                      $3,808       $2,842       $7,091       $6,178
 Adjustment   (1)                        (394)        (380)        (823)        (617)
                                       $3,414       $2,462       $6,268       $5,561

  Average number of common shares
    assuming full dilution              4,928        5,142        4,911        5,148


Fully diluted earnings
    per common share                     $.69         $.48        $1.28        $1.08



    (1)  Net earnings are adjusted (unless anti-dilutive) for the affect of options, warrants (primary earnings) and convertible securities (fully diluted)
         issued by the Company's public subsidiaries.

